CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated April 15, 2011 relating to the balance sheet of Adelman Enterprises, Inc. (a development stage company) as of December 31, 2010 and the related statements of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2010 and for the portion of the since inception period from January 1, 2010 to December 31, 2010.  We also consent to the reference to our firm under the caption “Experts”.

/s/ Farber Hass Hurley, LLP
Camarillo, CA
November 2, 2011